Mediware Information Systems, Inc. and Subsidiaries


                                   EXHIBIT 11

                 Schedule of Computation of Net Income Per Share

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                                                                                    Year Ended
                                       Primary (1)                                June 30, 1997
                                       -----------                                -------------

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Net income .....................................................................   $2,081,000
                                                                                   ==========


Modified treasury stock method Adjustment to common stock:

Weighted average shares outstanding ............................................    4,965,352

         Shares  issuable  upon  exercise of stock  options and  warrants net of shares assumed to be repurchased (at the average market
         price for the period) from exercise proceeds ..........................      952,089
                                                                                   ----------

Adjusted shares ................................................................    5,917,441
                                                                                    =========



Primary earnings per common share ..............................................   $     0.35
                                                                                   ==========



(1) Fully diluted earnings per share not presented because dilution from primary earnings per common share amount is less than 3%.

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